EXHIBIT 4.13

LETTER OF INTENT BETWEEN THE COMPANY AND GEOLOGIX EXPLORATIONS INC.
DATED FEBRUARY 1, 2008

___________________
A GROSSO GROUP MEMBER COMPANY

February 1, 2008

Geologix Exploration Inc.
1003-750 West Pender Street
Vancouver, BC V6C 2T8

Re:	Letter Agreement, Sura, San Felipe and Toro Blanco Properties
Huancavelica Department, Peru

Further to our conversations on the above subject, this letter agreement (“Letter Agreement”) sets out the understanding between Amera Resources Corporation and its subsidiary Recursos de los Andes S.A.C. (collectively, “AMERA”) and Geologix Exploration Inc. and its subsidiary Geologix (Peru) S.A. (collectively, “GIX”) as owner of the following properties:

•	Sura (three (3) exploration concessions covering 5,700 hectares, hereinafter the “Sura Property”),
•	San Felipe (one (1) exploration concession covering 400 hectares, hereinafter the “San Felipe Property”), and
•	Toro Blanco (one (1) concession covering 900 hectares, hereinafter the “Toro Blanco Property”),

(collectively the “Properties”)

all located in Huancavelica Department, Peru, whereby AMERA will have an option to acquire an initial fifty-one percent (51%) interest in any or all of the Properties. The Properties, including the concession names, title numbers and area of land covered by the concessions, are as described in Schedule “A”.

This Letter Agreement, binding and effective as of the date of acceptance by GIX (“Effective Date”), shall serve as the basis for the preparation of a definitive agreement in accordance with British Columbia and applicable Peruvian laws (the “Definitive Agreement”). The Definitive Agreement will be prepared and signed within ninety (90) days of the Effective Date.

In consideration of the premises and mutual covenants hereinafter set out and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, AMERA and GIX agree as follows:

1) AMERA Representations and Warranties:  AMERA represents and warrants that as of the Execution Date of this Letter Agreement:

a)	it is a company, duly incorporated under the laws of British Columbia, Canada, and it is duly organized and validly subsisting under such laws;

b)
it has full power and authority to carry on its business and to enter into this Letter Agreement and any agreement or instrument referred to or contemplated by this Letter Agreement and to carry out and perform all of its obligations and duties hereunder; and

c)
it has duly obtained all corporate authorizations for the execution, delivery and performance of this Letter Agreement and such execution, delivery and performance and the consummation of the transactions herein contemplated will not contravene any existing laws and will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance, lien or charge under the provisions of its constating documents or any shareholders' or directors' resolution or any indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound.

2) GIX Representations and Warranties:  GIX represents and warrants to AMERA that:

a)	it is a company, duly incorporated under the laws of British Columbia, Canada, and it is duly organized and validly subsisting under such laws;

b)
it has full power and authority to carry on its business and to enter into this Letter Agreement and any agreement or instrument referred to or contemplated by this Letter Agreement and to carry out and perform all of its obligations and duties hereunder;

c)
it has duly obtained all corporate authorizations for the execution, delivery and performance of this Letter Agreement and such execution, delivery and performance and the consummation of the transactions herein contemplated will not contravene any existing laws and will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance, lien or charge under the provisions of its constating documents or any shareholders' or directors' resolution or any indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound;

d)	the Properties and the concessions are properly and accurately described in Schedule “A”;

e)	it is directly or indirectly the 100% owner of the Properties and respective concessions;

f)
to the best of its knowledge, the concessions covering the Properties were duly issued by the Peruvian Registry of Mines and correspondent authorities and are in good standing under applicable Peruvian law;

g)
except to the extent of such reversionary, royalty and other rights, if any, held by the government of Peru in respect of mineral and mining interests pursuant to applicable Peruvian law, the concessions covering the Properties are held free and clear of all liens, security interests, encumbrances and other interests and, there are no agreements, adverse interests or options to acquire or purchase the concessions, or any portion thereof, and no other person has any proprietary or possessory interest in the concessions, nor is entitled to any royalty, in respect to any mineral products removed from the Properties; and

h)
there are no outstanding work orders or actions required to be taken relating to environmental matters, including rehabilitation or reclamation, in respect to the Properties or any operations thereon and it has no knowledge of any environmental issues affecting the Properties.

3) Option. GIX hereby grants to AMERA the irrevocable right and option to acquire an initial fifty-one percent (51%) interest in each of the Properties (the “Option”) by incurring Expenditures (as defined below) of US $3,800,000 on each of the Properties (for a total of US $11,400,000 should it exercise the Option on each of the Properties) in accordance with the following schedule:

a) US $100,000 on or before the first anniversary of the Effective Date, such Expenditures being a firm commitment. AMERA shall incur Expenditures of at least US $20,000 on each of the Sura, San Felipe and Toro Blanco Properties. AMERA has discretion to decide on which property it will incur the remaining US $40,000 commitment for the first year. Should AMERA fail to incur the full amount of Expenditures prior to the first anniversary of the Effective Date, it shall pay the shortfall to GIX within fifteen (15) days of the first anniversary in satisfaction of its obligation to incur such Expenditures.

b) AMERA will have the discretion to exercise the Option on any of the Properties, on an individual basis, by making further Expenditures of US$3,700,000 on each Property in which it elects to acquire a fifty-one percent (51%) interest (upon making such election, AMERA shall be deemed to have spent at least US$100,000 on each of such Properties) as follows:

(i)           US $200,000 on or before the second anniversary of the Effective Date;

(ii)          US $500,000 on or before the third anniversary of the Effective Date;

(iii)	US $1,000,000 on or before the fourth anniversary of the Effective Date; and

(iv)          US $2,000,000 on or before the fifth anniversary of the Effective Date.

Each of the payments in (i) through (iv) are optional, and not firm commitments. Any excess expenditures shall be carried forward to the expenditures required to be incurred in the following year. Should AMERA fail to incur the full amount of Expenditures on any one or more of the Properties prior to the respective anniversary of the Effective Date, it may pay the shortfall to GIX within fifteen (15) days of that anniversary in satisfaction of its election to incur such Expenditures. If AMERA fails to incur the expenditures and pay the shortfall to GIX, then the Option on the relevant Property shall terminate. Once it has exercised the Option on a Property and provided an up-to-date and comprehensive technical report to GIX pursuant to section 6 below, AMERA shall give GIX written notice thereof (the date on which such notice is given being the “Exercise Date”).

The term “Expenditures” means all costs, expenses, charges and outlays, direct and indirect, incurred by AMERA during the term of the Option on or in respect of the exploration of the Properties other than overhead and administrative costs but including, without limiting generality, all on-site costs, costs for prospecting, claim staking, property payments (including validity fees and penalties for minimum production requirements), any payments to holders of surface rights, taxes, mapping, surveying, permitting, geochemical surveys, geophysical surveys, sampling, assaying, trenching, drilling, geochemical analyses, road building, drill site preparation, drafting, report writing, metallurgical testing, metallurgical and socio economic studies, feasibility studies, reclamation, and all other similar expenditures.

4) Additional Options. After exercising the Option on a Property, AMERA may earn an additional ten percent (10%) interest in that Property by the preparation of a positive, feasibility study by the third anniversary of the Exercise Date at its sole expense, and after it has prepared a positive, feasibility study, it may earn an additional nine percent (9%) interest, by placing (including arranging all necessary financing) the Property into commercial production by the sixth anniversary of the Exercise Date. for an aggregate seventy percent (70%) interest in that Property. If AMERA does not complete a positive, feasibility study by the third anniversary date of the Exercise Date for a Property, GIX may elect to become operator and if it completes a positive feasibility study within two years GIX will earn an additional eleven percent (11%) interest and if it places (and arranges necessary financing) the Property into commercial production an additional ten percent (10%) for an aggregate seventy percent (70%) interest in the Property.

5) Formation of a Joint Venture. Prior to exercise of the Option or, if applicable, the Additional Options described in paragraph 4, AMERA and GIX will incorporate, for each Property in which it acquires an interest, a holding company in the British Virgin Islands (hereinafter called “Holdco”) owned by AMERA and GIX in proportion to their respective interests in the Properties, and cause Holdco to incorporate a subsidiary in Peru (a “Peruco”).

Upon AMERA earning its fifty-one (51%) (or, if applicable, its sixty-one or seventy percent (61% or 70%) interest in a Property, GIX will transfer the Property to a Peruco and AMERA and GIX will associate themselves as a single purpose joint venture through Holdco (a “Joint

Venture”) for the purposes of continuing exploration and development on the Property with a view to placing the Property or a portion thereof into commercial production.

In order to maintain its interest in Holdco, each party shall contribute to work programs in proportion to its interest in Holdco. If a party elects not to contribute to a budget, its shareholdings in Holdco shall be reduced, such that a party’s interests at any time, shall be calculated by dividing the subject party’s deemed and actual contributions by the deemed and actual contributions of the other party and multiplying the resulting number by 100. If at any time a party’s interest in Holdco is reduced below ten percent (10%), it shall be deemed to have conveyed its interest in Holdco to the other party in consideration of the right to receive a royalty equal to ten percent (10%) of Net Profits (NPI) or two percent (2%) of Net Smelter Returns (NSR), and it shall cease to hold any interest in Holdco. The other party will always have the right to purchase one-half of the royalty for US $1,000,000. The party receiving the royalty shall elect at its sole discretion between the NPI or NSR as soon as its interest in Holdco ceases to be at least ten percent (10%).

AMERA and GIX will negotiate in good faith and agree upon the form of agreement (the “Joint Venture Agreement” or “JVA”) governing each Joint Venture. Each Joint Venture Agreement shall be substantially in the form of Joint Venture Agreement published by the Continuing Legal Education Society of British Columbia in 1999 as part of its mining law materials and contain, among other things:

(i)	standard representations and warranties on the part of each of the parties, that are commercially reasonable in the circumstances;

(ii)
provisions as to restrictions on the transfer of the joint venture interest to non-affiliated companies and a right of first refusal in the event of a contemplated transfer to a non-affiliated company;

(iii)	provisions as to venture governance, including the formation and authority of a management committee and the designation, duties;

(iv)	provisions as to valuation of contributions and dilution of interests;

(v)	provisions as to force majeure; (vi) provisions as to confidentiality;

(vii)	provisions as to governing law (British Columbia); and

(viii)
provisions for arbitration of joint venture disputes under the Rules of Arbitration of the British Columbia International Arbitration Centre by one or more arbitrators appointed in accordance with such Rules.

6) Operator of the Properties. AMERA shall be the Operator during the term of the Option and after the formation of a Joint Venture so long as its interest in the Joint Venture equals or exceeds fifty percent (50%). The Operator shall comply with the following requirements and obligations:

(i)          concession maintenance;

(ii)         compliance with applicable laws;

(iii)
exploration and development of the Property (in accordance with accepted industry standards and practices and in accordance with the terms and provisions of leases, licenses, permits, contracts and other agreements pertaining to the Properties); and

(iv)	permits and consents (AMERA shall obtain all licenses, permits, consents, approvals and/or authorizations required for the performance of its activities undertaken pursuant to this Letter Agreement).

In order for AMERA to fulfill the obligations of Operator, a Definitive Agreement must be prepared and, if applicable, recorded in accordance with Peruvian law.

Additionally AMERA shall prepare and deliver to GIX not later than thirty (30) days after each anniversary of the Exercise Date during the continuance of the Option a written report (prepared in accordance with National Instrument 43-101 Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators) detailing the Expenditures made, the fees, taxes and rents paid to the Peruvian mining authorities in respect of the Properties, the cumulative drilling completed and any other activities carried out on the Properties, and a technical report jointly addressed to AMERA and GIX and which provides a full database and reasonable interpretation of all exploration results and a detailed financial accounting thereof of the data and interpretations derived from such Expenditures and drilling, including all assays and geochemical, geophysical and geological analyses made, together with copies of all technical reports prepared by or for AMERA during such year. Notwithstanding the foregoing, AMERA shall promptly provide GIX with notice and particulars of any material exploration results from or events occurring on the Properties in order that GIX may satisfy its timely disclosure obligations.

7) After the first anniversary of the Effective Date, AMERA may terminate this Letter Agreement at any time upon thirty (30) days written notice, without any further obligation to GIX, including any further Expenditures under section 3 other than the firm commitment of section 3(a) and AMERA shall have no further rights to the Properties.

8) Each of the Parties to this Letter Agreement shall take all such further steps and execute all such further and other documentation as may be necessary or desirable in order to more fully give effect to the provisions of this Letter Agreement.

9) In the event of any dispute or difference arising between the Parties in respect of the subject matter, the interpretation, or the effect of this Letter Agreement, the Parties shall use their best endeavours to settle successfully such dispute, question or difference. To this effect, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach an equitable solution satisfactory to all Parties. If the Parties do not reach a solution within a period of thirty (30) days, then upon thirty (30) days written notice by either Party to the other, the dispute, claim, question or difference shall be finally settled by arbitration in Vancouver, B.C. in accordance with the Rules of Arbitration of the British Columbia International Arbitration Centre by one or more arbitrators appointed in accordance with such Rules.

10) Any notice, direction or other instrument required or permitted to be given under this Letter Agreement will be validly given if delivered, mailed or faxed, addressed as follows:

If to GIX, at:
1003-750 West Pender Street
Vancouver, BC V6C 2T8
Attention:    Dunham L. Craig, President
Tel:               604-694-1742            Fax:          604-694-1744

If to AMERA, at:
Amera Resources Corporation
Suite 709, 837 W. Hastings Street,
Vancouver, BC  V6C 3N6
Attention:    Nikolaos Cacos, President
Tel:               604-687-1828,  Fax:     604-687-1858

11) Unless otherwise expressly stated, all references to dollars are in United States currency.

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12) This Letter Agreement shall be governed by and construed in accordance with the laws of British Columbia.

IN WITNESS WHEREOF the parties have caused this Letter Agreement to be executed by their duly authorized signatories.

Yours truly,

AMERA RESOURCES CORPORATION

/s/ Nikolaos Cacos
Per:   Nikolaos Cacos, President & CEO

___________________________________
Per:

AGREED this 1st day of February, 2008

GEOLOGIX EXPLORATION INC.

/s/ Dunham Craig
Per:  Dunham Craig, President and CEO

___________________________________
Per: